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                                                                    EXHIBIT 99.4
Ebank Financial Service, Inc.

March 18, 2004



VIA FACSIMILE ONLY (770) 271-3658
AND U.S. MAIL
Mr. Billy R. Jones
800 Satellite Boulevard
Suwanee, Georgia 30024

         RE:      ACCEPTANCE OF SUBSCRIPTION FOR SHARES OF
                  EBANK FINANCIAL SERVICES, INC.

Dear Mr. Jones:

We hereby accept your Subscription Agreement with respect to 1,000,000 shares of our common stock for a total purchase price of $1,080,000.00, subject to the following conditions:

         - the terms of your Office of Thrift Supervision ("OTS") Rebuttal of Presumption of Control accepted by the OTS on March 12, 2004, which limits your beneficial ownership of our voting stock to 25% (as calculated pursuant to applicable OTS rules);

         - maintenance of your maximum beneficial ownership of our voting stock pursuant to the offering of up to not more than 24% (as calculated pursuant to applicable OTS rules); and

         - your undertakings in the Schedule 13D filed with the Securities and Exchange Commission on January 21, 2004, as amended from time to time, with respect to the amount of beneficial ownership of our voting stock which you intend to acquire (as calculated pursuant to applicable OTS rules).

We propose to close as soon as practicable, and subject to your acceptance of the terms of this letter agreement, with respect to the maximum number of shares which you may purchase at the present time in compliance with the foregoing conditions.

2410 Paces Ferry Road
Suite 190
Atlanta, Georgia 30339
770/863-9225
770/863-9228




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We further propose to hold additional closings from time to time during the
Offering as soon as practicable to increase your beneficial ownership of shares of our voting stock to the maximum level then permitted, in accordance with maintaining ongoing compliance with such conditions with respect to the issuance of other securities from time to time under the Offering.

To the extent any funds you have previously deposited in connection with the Offering are remaining with respect to any portion of your Subscription Agreement which we have not been able to fill in accordance with the conditions stated herein at the close of the Offering, we will return to you such unused funds without interest, in accordance with the terms of the Subscription Agreement.

Please acknowledge acceptance of the terms of this letter agreement by signing and returning a copy of this letter agreement.


                                                Sincerely,


                                                /s/ James L. Box
                                                James L. Box
                                                Chief Executive Officer




Accepted this 18th day of March 2004.


/s/ Billy R. Jones
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Billy R. Jones